Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Phillips 66 Partners LP for the registration of up to $250,000,000 of its common units and to the incorporation by reference therein of our report dated April 12, 2017, with respect to the consolidated financial statements of Merey Sweeny, L.P., included in Phillips 66 Partners LP’s Current Report on Form 8-K/A filed on December 8, 2017 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

December 20, 2017